                                                                      EXHIBIT 12

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                2000    1999
              FOR THE SIX MONTHS ENDED JUNE 30                  ----    ----
                   (DOLLARS IN MILLIONS)
Income from continuing operations...........................    $ 68    $ 52
Add
  Interest..................................................      67      68
  Portion of rentals representative of interest factor......       8       8
  Income tax expense and other taxes on income..............      50      24
                                                                ----    ----
       Earnings as defined..................................    $193    $152
                                                                ====    ====
Interest....................................................    $ 67    $ 68
Interest capitalized........................................       3      --
Portion of rentals representative of interest factor........       8       8
                                                                ----    ----
       Fixed charges as defined.............................    $ 78    $ 76
                                                                ====    ====
Ratio of earnings to fixed charges..........................    2.47    2.00
                                                                ====    ====